NOT FOR PUBLICATION


                        UNITED STATES COURT OF APPEALS
                            FOR THE THIRD CIRCUIT

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                           NOS. 96-2025 and 96-2026

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                       NORFOLK SOUTHERN CORP., ET AL.,

                                      Appellants in No. 96-2025

                                      v.

                          PETER D. FERRARA, ET AL.,

                                      Appellants in No. 96-2026

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                           NOS. 97-1006 and 97-1009

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                       NORFOLK SOUTHERN CORP., ET AL.,

                                      Appellants in No. 97-1006

                                      v.

                          PETER D. FERRARA, ET AL.,

                                      Appellants in No. 97-1009

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                 Appeal from the United States District Court
                   For the Eastern District of Pennsylvania
                   (D.C. Civil Nos. 96-cv-7167, 96-cv-7350)
              District Judge:  Honorable Donald W. Van Artsdalen

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               Submitted Pursuant to Third Circuit LAR 34.1(a)
                              February 25, 1997

           BEFORE:  STAPLETON, SCIRICA and NYGAARD, Circuit Judges

                        (Opinion filed March 7, 1997)

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                             OPINION OF THE COURT

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          PER CURIAM:

                    In the appeals at Nos. 96-2025 and 96-2026, the appellants appeal from an order of the district court, the primary effect of which was to deny a preliminary injunction to stop a tender offer which subsequently closed on November 20, 1996. In the appeals at Nos. 97-1006 and 97-1009, the appellants appeal from an order of the district court, the primary effect of which was to deny a preliminary injunction to delay a stockholder vote on a charter amendment that subsequently occurred on January 17, 1997.

                    As appellants in all four appeals stress, they asked the district court for other preliminary injunctive relief in addition to a preliminary restraint against the tender offer and the stockholder vote, and these appeals, as a result, are technically not moot. Nevertheless, we cannot say that the district court, at the time it entered the orders appealed from, abused its discretion in failing to grant any of this additional pendente lite relief. Appellants failed to demonstrate, for example, that they face imminent, irreparable injury that would be avoided if any of this additional relief were granted.(1)

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          1    The fact that no stockholder meeting or other
          corporate action of Conrail is currently scheduled and no competing merger proposals are before the Conrail Board makes it difficult for the appellants to demonstrate an immediate threat of irreparable injury. The application for a preliminary injunction in the first filed cases did ask for an order enjoining enforcement of the 270 day lock-out provision and that provision, now extended to 720 days, remains in the merger agreement. However, a pronouncement on the validity of that provision in the context of a request for a preliminary injunction would not, of course, finally resolve the issue of its validity, and, more importantly, the record does not indicate that such a preliminary injunction would save appellants from any immediately threatened irreparable injury or, indeed, change the status quo in any other way. To the contrary, in suggests that the Conrail Board would remain committed to the CSX proposal even if it were not bound by a contract provision.


                    Because the tender offer and stockholder vote can no longer be enjoined and because we cannot say that the district court abused its discretion in denying other relief, we will affirm the order giving rise to these appeals.

                    In reaching this conclusion, we are not
          unmindful of the fact that the conduct alleged by appellants to be wrongful may have continuing effects.
          If appellants, at any time before the merits of this case can be fully adjudicated, believe that they face imminent, irreparable injury from any such continuing effects, they are, of course, free to apply to the district court for pendente lite relief directed to whatever threatens such injury. The fact that such relief may become appropriate, however, does not mean that the district court erred in entering its orders of November 19, 1996, and January 9, 1997.

                    In the event that additional applications for pendente lite relief are filed in the district court and additional appeals follow, those appeals will be submitted by the clerk to this panel and will be expedited and decided on the basis of the existing briefing plus any appropriate supplemental submissions.